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Richard.Baron@animascorp.com

ANIMAS CORPORATION REPORTS ROBUST REVENUE GROWTH FOR THIRD QUARTER 2004

West Chester, Pennsylvania, October 20, 2004 — Animas Corporation (NASDAQ:PUMP) today announced its financial results for the quarter ended September 30, 2004.

Third Quarter’s Highlight

•	Net revenues of $22.7 M, compared to $11.3 M over Q3 ‘03

•	Adjusted net revenues of $17.2 M, a 52% growth over Q3 ‘03. (Adjusted net revenues are net revenues after subtracting net revenues of pumps shipped under the upgrade program)

•	Successful completion of upgrade program

•	Launch of the new Animas pump, the IR 1200, in seven countries, including Germany and France

•	Reduction in SG&A as a percentage of adjusted net revenue from 67% in Q3 ‘03 to 55% in Q3 ‘04

•	Net Income of $2.8 M, compared to a loss of $2.2 M in Q3 ‘03.

“We were delighted to exceed our revenue targets, while simultaneously completing the upgrade program, ramping-up of production of the IR 1200, overcoming various supply shortages, and introducing our IR 1200 pump in seven countries,” said Kathy Crothall, President and CEO of Animas Corporation. “The successful management of multiple products and international product line demonstrates that Animas is well positioned for continued high growth in the insulin pump market.”

FINANCIAL HIGHLIGHTS

Net revenues: Net revenues for the third quarter 2004 grew 101% to $22.7 million, compared to $11.3 million in the third quarter of 2003. The growth in net revenues was favorably impacted by continued strong demand for the IR 1200 insulin pump, the international launch of the IR 1200, and $5.5 million of revenues for shipment of IR 1200 pumps under the upgrade program. Adjusted net revenues increased 52% over Q3 ‘03. Pump sales accounted for 76% of total net revenues, while ancillary supplies’ sales accounted for 24%.

Gross margin: Third quarter gross margin was $13.8 million, or 61% of net revenues, up from 59% in the same quarter in 2003, reflecting increased leverage year over year. Gross margin for Q3 was negatively impacted by certain factors, totaling $439,000 associated with production ramp-up of the IR 1200.

Operating expenses: Third quarter operating expenses, which include both R&D (research and development) expenses and SG&A (selling, general and administrative) expenses grew by 26% from the prior year period to $11.1 million. SG&A as a percentage of adjusted net revenues fell from 67% in Q3 ‘03 to 55% in Q3 ‘04.

Net income (loss): Net income for the quarter totaled $2.8 million. Excluding the effects of the upgrade program, the Company had an adjusted net loss of $1.4 million for the period versus a net loss of $2.2 million in the third quarter of 2003. Adjusted net loss as a percentage of adjusted net revenues fell from 20% in Q3 ‘03 to 8% in Q3 ‘04.

Nine-month performance: For the nine month period ended September 30, 2004, net revenues were $47.9 million. Adjusted net revenues for the first nine months of 2004 were $43.2 million, compared to $27.9 million in the prior nine month period, a growth of 55%. The Company reported a net loss for the nine month period of $2.6 million, compared to a net loss of $16.4 million in the prior nine month period. As a percentage of net revenue, the net loss for the nine month period fell from 59% in 2003 to 5% in 2004. As a percentage of adjusted net revenues, the adjusted net loss for the nine month period fell from 59% in 2003 to 15% in 2004.

Fourth quarter and full year — 2004 guidance: For the fourth quarter, the Company anticipates net revenues ranging from $17 to $18 million, compared to net revenues of $6.2 million and adjusted net revenues of $11.4 million in Q4 ‘03, representing an increase of approximately 50%. The Company believes that revenue growth rates in the range of 30% to 40% over prior year periods are realistic for the next several quarters. The anticipated range for net income in the fourth quarter is between break-even to $1 million. For the year, the Company is expecting net revenues of $64 to $66 million, including net revenues of approximately $5 million from the pump upgrade program, and a net loss between $1 and $2 million.

Animas Corporation, headquartered in West Chester, Pennsylvania, develops, manufactures, and sells external insulin pumps and ancillary pump supplies for people with diabetes. The Company was founded in July 1996 and began shipping its third generation pump, the IR 1200, in April 2004.

Webcast Information: Animas Corporation will host a webcast today, October 20, 2004, at 4:30 p.m. (EDT), to discuss its financial results for the quarter ended September 30, 2004 and its future guidance. This quarterly presentation will be webcast through the Company’s website at http://www.animascorp.com. Replay will be available until midnight EDT on October 19, 2005. This earnings release will be archived and a transcript of the webcast will be available at http://www.animascorp.com. Animas Corporation undertakes no obligation to update or revise such transcript, whether as a result of new information, future events, or for any other reason.

Our internet address is http://www.animascorp.com.

Statements in this press release or made by management from time to time regarding Animas Corporation that are not historical facts are forward-looking statements and are subject to risks, assumptions and uncertainties that could cause actual future events or results to differ materially from such statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The following factors, among others, could cause Animas’ actual results to differ materially from those described in a forward-looking statement: the technical issues or the failure of the IR1200 to gain significant market acceptance; failure to capture recurring purchases of ancillary supplies by patients using Animas’ pumps; any significant disruption with vendors; any failure to achieve and then maintain profitability; the failure of Animas’ ezSet Infusion Set to be fully-developed or commercially accepted; technological breakthroughs in diabetes monitoring, treatment, or prevention that could render Animas’ products obsolete; failure to comply with any FDA or foreign regulations; an inability to attract and retain personnel; competition; an inability to adequately protect Animas’ intellectual property; product liability lawsuits; and, the failure to secure or retain third party insurance coverage or reduced reimbursement for Animas’ products by third party payors.

This list is intended to identify only certain of the principal factors that could cause actual results to differ. Readers are referred to the reports and documents filed from time to time by Animas Corporation with the Securities and Exchange Commission for a discussion of these and other important risk factors. Readers are cautioned not to place undue reliance on forward-looking statements, which are made as of the date of this press release. Animas Corporation undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or for any other reason.

(Tables Follow)

ANIMAS CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
	(in thousands except share and per share data)
Net revenues	$22,654	$11,291	$47,911	$27,876
Operating expenses:
Cost of products sold	8,805	4,602	19,338	12,934
Research and development expenses	1,723	1,244	4,395	3,732
Selling, general and administrative expenses	9,403	7,612	26,715	22,472

Total operating expenses	19,931	13,458	50,448	39,138

Income (loss) from operations	2,723	(2,167)	(2,537)	(11,262)
Interest income (expense), net	96	(45)	(92)	(124)

Net income (loss)	$2,819	$(2,212)	$(2,629)	$(11,386)

Deemed dividend — beneficial conversion feature of preferred stock	—	—	—	(5,063)

Net income (loss) attributable to common stockholders	$2,819	$(2,212)	$(2,629)	$(16,449)

Basic net income (loss) attributable to common stockholders per share	$0.15	$(0.57)	$(0.23)	$(4.25)

Diluted net income (loss) attributable to common stockholders per share	$0.14	$(0.57)	$(0.23)	$(4.25)

Weighted average shares — basic	19,215,289	3,870,716	11,453,535	3,869,429

Weighted average shares — diluted	20,804,281	3,870,716	11,453,535	3,869,429

ANIMAS CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(unaudited)

	September 30, 2004	December 31, 2003
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$48,608	$384
Accounts receivable, net	20,410	13,178
Inventories	8,083	3,335
Cost associated with deferred revenue	—	1,025
Other current assets	1,309	575

Total current assets	78,410	18,497
Property and equipment, net	5,681	3,899
Other assets	93	847

Total assets	$84,184	$23,243

Liabilities and Stockholders’ Equity
Current liabilities:
Line of credit	$—	$2,657
Deferred revenue	592	5,179
Other current liabilities	10,780	6,497

Total current liabilities	11,372	14,333
Other liabilities	1,170	1,607
Stockholders’ equity	71,642	7,303

Total liabilities and stockholders’ equity	$84,184	$23,243

ANIMAS CORPORATION AND SUBSIDIARIES

Reconciliation of Net Revenues, Cost of Products Sold and Net Income (Loss) to Eliminate the Effect of the Recognition of Deferred Revenue

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
		(in thousands)
Net revenues	$22,654	$11,291	$47,911	$27,876
Recognition of net revenues deferred from prior periods under the pump upgrade program, net of deferrals	(5,453)	—	(4,746)	—

Adjusted net revenues	$17,201	$11,291	$43,165	$27,876

Cost of products sold	$8,805	$4,602	$19,338	$12,934
Cost of products sold associated with the upgrade program, net of deferrals	(1,265)	—	(1,025)	—

Adjusted cost of products sold	7,540	4,602	18,313	12,934

Adjusted gross margin	$9,661	$6,689	$24,852	$14,942

Net income (loss) attributable to common stockholders	$2,819	$(2,212)	$(2,629)	$(16,449)
Recognition of net revenues deferred from prior periods under the pump upgrade program, net of deferrals	(5,453)	—	(4,746)	—
Cost of products sold associated with the pump upgrade program, net of deferrals	1,265	—	1,025	—

	(4,188)	—	(3,721)	—

Adjusted net loss attributable to common stockholders	$(1,369)	$(2,212)	$(6,350)	$(16,449)

Note:

The reconciliation of net revenues, cost of products sold and net income (loss) attributable to common stockholders is to provide information which would permit the comparison of shipments relating to the demand generated in the three and nine months ended September 30, 2004 to that of the prior year periods, respectively. To effectively measure the demand shipments for each period the Company eliminated the effect of the recognition of deferred revenue relating to the pump upgrade program.